Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Cal R. Hoagland

SVP & CFO

interWAVE

(650) 314-2533

crhoagland@iwv.com

INTERWAVE FILING LAWSUIT AGAINST ALVARION

FOR BREACH OF THE AMALGAMATION AGREEMENT

MOUNTAIN VIEW, Calif. — October 4, 2004 — interWAVE® Communications (NASDAQ: IWAV), today announced that it is filing a complaint today against Alvarion Ltd. in the United States District Court for the Southern District of New York.  The Complaint alleges, among other things, that Alvarion breached the agreement and plan of amalgamation pursuant to which interWAVE was to be acquired by Alvarion.  As previously announced by interWAVE on October 1, 2004, interWAVE advised Alvarion in writing that interWAVE believes there is no material adverse effect or any other basis, legal or otherwise, for Alvarion to not comply with its obligations under the agreement.   interWAVE further advised Alvarion that interWAVE remains prepared to consummate the amalgamation according to the terms of the agreement as scheduled and views Alvarion’s refusal to go forward with the amalgamation according to these terms as a material breach of the agreement. The complaint seeks specific performance of the amalgamation agreement and seeks compensatory and punitive damages in excess of $75 million.

About interWAVE

interWAVE Communications International, Ltd. (NASDAQ: IWAV) is a global provider of compact network solutions and services that offer the most innovative, cost effective and scaleable network architectures allowing operators to “reach the unreached.” interWAVE’s solutions provide economical, distributed networks that minimize capital expenditure while accelerating customers’ revenue generation. These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems and broadband wireless data networks. interWAVE’s highly portable mobile, cellular networks and broadband wireless solutions provide vital and reliable wireless communications capabilities for customers in over 50 countries. interWAVE’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at iwv.com or at (650) 314-2500.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses,  the expectation of future losses, potential noncompliance with NASDAQ National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, risks relating to litigation including but not limited to the timing, costs and length of any lawsuit, and acquisition related risk factors, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

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